Exhibit 3.7

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

BNFL SAVANNAH RIVER CORPORATION

BNFL Savannah River Corporation, a corporation organized and existing under and by virtue of the General Corporation Law (“GCL”) of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That by the written consent of the Board of Directors of the Corporation, executed on April 22, 2005, pursuant to Section 2.7 of the Bylaws of the Corporation, a resolution was duly adopted as follows:

RESOLVED: That the Corporation recommend to its shareholder that the name of the Corporation be changed to BNG America Savannah River Corporation.

SECOND: That in an April 22, 2005, Action by Written Consent, pursuant to Section 1.8 of the Bylaws of the Corporation, the Corporation’s sole shareholder approved said recommended name change, and authorized and directed the Corporation to change its name to BNG America Savannah River Corporation and to amend its Certificate of Incorporation to reflect the new name.

THIRD: That, pursuant to the aforesaid action of its sole shareholder, and in accordance with the provisions of Section 242 of the GCL, the Certificate of Incorporation of BNFL Savannah River Corporation is hereby amended as follows:

By striking out the whole of ARTICLE 1 thereof as it now exists and inserting in lieu and instead thereof a new ARTICLE 1, reading as follows:

“1. The name of the Corporation is BNG America Savannah River Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 26th day of April, 2005.

By:	/s/ Jonathan P. Carter
Authorized Officer

Title:	Secretary

Name:	Jonathan P. Carter

CERTIFICATE OF INCORPORATION

OF

BNFL SAVANNAH RIVER CORPORATION

1. The name of the corporation is BNFL Savannah River Corporation.

2. The address of the corporation’s registered office in Delaware is 15 East North Street, Dover (Kent County), Delaware 19901. United Corporate Services, Inc. is the cor- poration’s registered agent at that address.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

4. The corporation shall have authority to issue a total of 1,000 shares of common stock of the par value of $0.01 per share.

5. The name of the sole incorporator is Dennis P. Barsky and his mailing address is c/o Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022.

6. The Board of Directors shall have the power to make, alter or repeal the by-laws of the corporation.

7. The election of the Board of Directors need not be by written ballot.

8. The corporation shall indemnify to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as amended from time to time each person that such Section grants the corporation the power to indemnify.

9. No director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission occurring subsequent to the date when this provision becomes effective, except that he may be liable (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

10. The corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

Dated: September 1, 1995

/s/ Dennis P. Barsky
Dennis P. Barsky
Sole Incorporator